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                                                                    EXHIBIT 99.2

LINCOLN, Neb., -- May 11 -- Transcrypt International, Inc. (OTC Bulletin
Board: TRII) issues the following letter to shareholders today. The letter discusses the company's strategy for the future and its plans for 2000.


May 11, 2000

Dear Fellow Investor:

As I enter my second year with Transcrypt, I want to take this opportunity to share with you the results of our recent, intensive strategic planning process. I'd like to talk to you candidly about some of the conclusions we reached, including our strengths and weaknesses, the market opportunity we see in the wireless communications area, and what we need to do this year to seize those opportunities.

I had told you in March 1999 when I joined the company that 1999 would be a difficult year and a year of transition. Indeed it was, but I am also very encouraged by the progress we made over the past year, specifically:

-    Generating increasing revenues on a quarterly basis

- Dramatically improving our bottom-line performance, including the achievement of net earnings for the first time in five quarters

- Resolving the class action lawsuits that had stemmed from the restatement of financial results associated with the 1996 to 1997 timeframe

- Building a strong management team, and identifying new markets for our current products and those in development

There is still a lot of work to be done, but I am confident that 1999 marked a critical turning point in the company's history, and that 2000 will lay the groundwork for the new opportunities that lie ahead.

Strengths and Weaknesses

I'd like to start by sharing with you an assessment of the company's weaknesses, which surfaced during our strategic planning cycle. Our Transcrypt Secure Technologies division, which develops encryption products in the information security market, is a solid, profitable business, but it does not offer strong growth potential. Our other division, EF Johnson, whose focus has been in land-mobile radios, represents the lion's share of our total company sales, but it is not profitable; moreover, it has been focused on legacy, "old-technology" products. The company as a whole traditionally has not emphasized partnerships or alliances to expand its product distribution channels.

From an investor's standpoint, in addition to these issues, we have others. Although we have moved past our shareholders' suit, the SEC litigation remains on our agenda. We believe this will be resolved sometime this year, without any financial penalties, and with that resolution, we will apply for relisting on the NASDAQ SmallCap Market.

Finally, we know that investors, and particularly the securities analysts who research various stocks, do not generally react favorably to companies with multiple businesses because of their complexity. Not only do we have two distinct divisions, but the investment community views us as an encryption business with a land-mobile radio component. Our name has its roots in the encryption business, yet our EF Johnson division generates almost six times more revenues than our Transcrypt Secure Technologies division. All of this has created confusion in the marketplace.

On the positive side, the company began to stabilize its financials this year, and in fact demonstrated that we could grow and be profitable. Our balance sheet is strong, and at the end of 1999 we had $21.6 million in cash and debt of only $6.1 million. We have strengthened our senior management team to reflect the evolution of our strategy, and the software engineering expertise of EF Johnson is extremely potent. And, very importantly, we have a business that sits right at the cusp of the exploding wireless voice and data communications market, and with a sharper focus and direction, we intend to emerge as a key niche player in this market.

Market Opportunity

We have concluded that Transcrypt needs to reinvent itself, with EF Johnson as our core strategic business. EF Johnson has become a more significant player in its market, and with direction and investment, we'll be able to leverage its very strong brand name and customer loyalty as we build its offerings and expand its reach to new customers.

EF Johnson was formed in 1923 as a radio parts business, evolving to a manufacturer of amateur and citizen's band radios, and then two-way radios to support communication of public safety and commercial users. EF Johnson invented Logic Trunked Radio, or LTR(R), which has long been considered the common standard in analog trunked radio systems. Although the company has not fully exploited the possibilities in digital technologies, it has several offerings in development that offer great potential, and it possesses an

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existing strong customer base in the public safety sector, which is part of a growing state and local market.

The decision to move in this direction has dictated several other steps: the evaluation of a possible corporate name change, the development and investment in products that will capitalize on the market opportunities, the cultivation of new customer groups, namely federal government and high-end commercial users, and the extension of our current strong base in the state and local arena. Our ultimate objective is to build shareholder value, and we believe that this strategy will deliver the results.

Our goal is to evolve from a corporation that is viewed as having two businesses to a company with a single focus, and from a radio company to a provider of wireless infrastructure and digital radio products and communication system solutions. Within five years, we aim to build revenues to the $200 million level through both organic growth and through acquisition. In addition, our goal is to be profitable on an annual basis beginning in 2001.

As I mentioned earlier, we plan to use newer-generation products to extend our already strong position within the state and local market, which according to our data, is about a $650 million market with three key players: Motorola, Com-Net Ericsson and EF Johnson. We also intend to expand into newer markets for EF Johnson: the federal government, a $500 million market, which is a key opportunity for our APCO 25 product family, and the $740 million commercial market. In order to give you a deeper perspective on the products in development, I've included a one-page attachment, entitled "The EF Johnson Product Family."

This Year's Outlook

This year, we expect revenues to be 15-20% higher than in 1999. We believe that the company will record net profitability by the end of this year, and we expect that the company's net loss for fiscal 2000 will represent an improvement over the 1999 net loss.

I believe that if we took a short-term focus, we could be profitable sooner, given that we had produced profits in the last two quarters of fiscal 1999. Because most of our product lines are older and more expensive to produce, our costs have been higher and margins lower--a trend that will continue during 2000. As we evolve to a line of newer products, we will be able to use a larger base of suppliers and our manufacturing costs should be significantly lower. We believe that investments to support product development, distribution and sales are essential to building a platform for future, sustainable growth on both the top and bottom line. Although this will delay our return to annual profitability until 2001, we must make the transition from old to new products.
The rewards should begin to be evident in early 2001.

Some of the other priorities on our agenda for this year include the settlement of SEC litigation and reapplication to the NASDAQ SmallCap Market. We also would like to strengthen our board of directors, adding several outside members with public company experience.

When I joined Transcrypt, it was a distressed company. During 1999, we took the steps necessary to stop the bleeding. This year, we're investing in the company. It will take a year to make EF Johnson profitable. I believe that with the plans we have in place, the energy of the people here at Transcrypt, and a compelling strategy that aligns us with the momentum of the wireless communications market, we will build shareholder value and a growing shareholder base.

Sincerely,



Michael E. Jalbert
Chairman and Chief Executive Officer

Certain matters discussed in this letter constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's profitability, revenue, financial performance, market potential and size and product development. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to the number of risk factors including, but not limited to, the Company's efforts to improve its financial performance, product development and its overall market strategy and other risks detailed in the Company's reports filed with the Securities & Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.


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                                   ATTACHMENT

                          The EF Johnson Product Family

EF Johnson's roots are in its line of conventional land-mobile radio products. Conventional products provide basic, localized communication and are not computer controlled. We also developed LTR products, or logic-trunked radio systems, which are microcontroller-based and allow for additional signaling capabilities in radio communications. Although we invented this technology and it has become the de-facto standard, it is more than 20 years old. The following outlines the company's newer-generation products and potential.

                                   LTR-Net(TM)

This is the networked version of the LTR, first delivered as a complete system in March 1999. Operators of two-way radio businesses have seen the growing emergence and benefits of a two-way service that supports a wide area. Customers increasingly need seamless communication as they travel from city to city or state to state, and typically "roaming" (a standard feature of most cellular telephones that is associated with high per-minute costs) was found only in large, expensive trunked radio systems used by large organizations, such as county or city public safety departments. The LTR-Net allows individual radio sites to be networked, providing that seamless communication that customers desire for a fraction of the cost of other trunked radio systems. We believe that this product will gain much wider acceptance in 2000, particularly as we license this technology to additional manufacturers.

                                    Multi-Net

The Multi-Net system is designed to replace customers' old, conventional systems with a wide-area, trunked radio system. This is a much more robust offering for public safety users, and we consider it our "workhorse" analog public safety system. A typical user might be a city or state government entity, such as a police or fire department. Multi-Net provides a very cost-effective solution for customers desiring the additional features and coverage of a computer-controlled, networked trunked radio system.

                               Smart Net/Smartzone

Smart Net/Smartzone are Motorola registered trademarks for proprietary technology of Motorola, which incorporate both analog and digital technology. Motorola licensed this technology to us, and in fact we are the only company licensed to use their Smart Net/Smartzone trunking protocol in our products. We have developed four products--two hand-held and two mobile--that interoperate with Motorola's system. We are excited about this because it offers customers an alternative to Motorola's products. Users of these products could include any of the hundreds of Smart Net/Smartzone system owners (primarily public safety users) currently procuring all their products from Motorola. These products are in beta test now, and we anticipate full production starting by June 2000, which could yield significant sales volume this year and particularly into the following years.

                                 APCO Project 25

These trunked digital radios, now in development, will communicate over a packet-switched network, allowing open interfaces and using standard Internet protocols. The federal government has adopted the Project 25 standard as the digital wireless protocol for land mobile applications, and we are one of four companies that offer APCO 25 products. We expect to generate increasing revenues in this area as customers make the transition from analog to digital wireless communications systems over the next five years. We currently are delivering the non-trunked versions of Product 25 products, and our trunked products should be available sometime in 2001. We believe that Motorola's focus will be to the larger users, while our priority will be to nurture sales to small- to mid-size public safety customers. This is a large market, and the move to replace analog equipment with digital is just beginning.

                       Internet-Based Networked Project 25

This is probably the most exciting of all our products in development, in that it is based on the technology of the Internet to provide a private network for customers. This will allow the seamless integration of voice and data via standard Internet infrastructure equipment, such as Cisco routers and switches. We believe this will be an appealing solution to our public safety, federal and commercial customers, and we plan to introduce this product at the major industry trade show in August 2000, with shipments planned for mid-2001.

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